Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports Net Loss of $51.9 Million for the Second Quarter of 2010

Primarily Due to a Bulk Asset Sale which Reduced Nonperforming Assets

Business Editors—New York – (Business Wire – July 16, 2010)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported a net loss for the second quarter of 2010 (“Q2-10”) of $51.9 million, or $6.02 per diluted common share, compared to net income of $0.4 million, or $0.04 per share, for the second quarter of 2009 (“Q2-09”). The net loss was driven by a bulk sale of nonperforming and underperforming assets and additional loan and real estate loss provisions during the quarter due to declining commercial real estate values and continued weakness in the economy.

As previously announced in May, the Company sold in bulk certain nonperforming and underperforming loans on commercial real estate and multi-family properties aggregating to $192.6 million and other real estate owned of $14.4 million. The assets were sold at a substantial discount to their net carrying values for a total purchase price of $121.5 million. This transaction contributed approximately $44 million to the second quarter net loss. The Company recorded a $34 million deferred tax asset related to this transaction. At June 30, 2010, the Company’s total deferred tax asset amounted to $47.7 million, which is available to reduce income taxes payable on the Company’s future earnings.

At June 30, 2010, nonaccrual loans and real estate owned decreased to $53.2 million, or 2.46% of total assets, down substantially from $154.1 million and 6.75%, respectively, at March 31, 2010. The allowance for loan losses at June 30, 2010 was $30.4 million representing 2.17% of total net loans. Consolidated regulatory capital ratios at June 30, 2010 were as follows: total capital to risk weighted assets of 12.64%; Tier 1 capital to risk weighted assets of 11.37%; and Tier 1 capital to average assets (leverage ratio) of 8.32%. At June 30, 2010, the Company’s common stock book value per share was $15.33.

Lowell Dansker, Chairman of Intervest, said: “We took significant steps during the quarter as we were able to quickly reduce our problem assets, and at the same time we raised approximately $4.0 million of additional net capital through a private placement of Class A common stock. At quarter end, Intervest National Bank’s leverage ratio stood at 7.92%, which was below the higher requirement of 9% that we have agreed with our primary regulator to maintain. We intend to meet this requirement by increasing our capital through the sale of additional common stock in a public offering, which we expect to close in the second half of 2010. Although we continue to feel the pressure of a weak economy and commercial real estate markets both nationally and in our lending areas, and increased regulatory oversight and related costs, we believe that the substantial reduction in our problem assets and new capital will position us for better results in the future.”

The provision for loan losses increased to $87.5 million in Q2-10 from $2.7 million in Q2-09. Approximately $73.3 million of the Q2-10 provision was attributable to the bulk sale and another $14.2 million was attributable to credit rating downgrades, lower estimates of value on certain collateral properties and the continued weakness in the economy and distressed commercial real estate markets. The provision for real estate losses increased to $8.5 million in Q2-10 from $0.1 million in Q2-09. The increase included $5.3 million attributable to the bulk sale. During Q2-10, a total of $85.5 million of loan principal and $11.7 million of real estate owned was charged off, most of which was due to the impact of the bulk sale.

Noninterest expenses remained relatively unchanged at $6.5 million in Q2-10, compared to $6.4 million in Q2-09. In Q2-10, there was a $1.1 million increase in carrying expenses associated with nonperforming assets, while in Q2-09 there was $1.1 million special FDIC insurance assessment that did not recur in Q2-10. The Company recorded an income tax benefit of $39.2 million in Q2-10 compared to $0.2 million of income tax expense in Q2-09. The Company’s effective tax rate was 43% in Q2-10. Noninterest income increased by $0.4 million primarily due to a higher level of income from loan prepayments.

Net interest and dividend income increased to $11.4 million in Q2-10 from $10.2 million in Q2-09, reflecting an improved net interest margin. The margin increased to 2.13% in Q2-10 from 1.75% in Q2-09 primarily due to lower rates paid on deposits and the repayment of higher cost borrowings. The positive effect of these items was partially offset primarily by calls of higher yielding U.S. government agency security investments (coupled with reinvestment of the proceeds into similar securities with lower interest rates). The yield on average interest-earning assets decreased by 15 basis points to 5.15% in Q2-10, from 5.30% in Q2-09. The average cost of funds decreased at a faster pace by 71 basis points to 3.24% in Q2-10, from 3.95% in Q2-09.

Total assets at June 30, 2010 decreased to $2.16 billion from $2.40 billion at December 31, 2009, primarily reflecting a decrease in loans receivable and security investments, partially offset by increases in overnight investments and the deferred tax asset. Total securities held to maturity decreased by $13.6 million to $621.2 million at June 30, 2010 from $634.8 million at December 31, 2009, primarily due to calls exceeding new purchases. The securities portfolio is comprised mainly of U.S. government agency securities.

Total loans receivable, net of unearned fees, amounted to $1.39 billion at June 30, 2010, a $291 million decrease from $1.68 billion at December 31, 2009. The decrease was due to an aggregate of $202 million of principal reductions resulting from the bulk sale and other repayments, $30 million of loans transferred to real estate owned and $99 million of loan chargeoffs, which exceeded $40 million of new loan originations. The Company does not own or originate construction/development loans.

Total nonperforming assets at June 30, 2010 amounted to $53.2 million, or 2.46% of total assets, and consisted of $18.9 million of nonaccrual loans and $34.3 million of real estate acquired through foreclosure. At June 30, 2010, we also had $21.4 million of performing loans classified as troubled debt restructured loans. The total allowance for loan losses amounted to $30.4 million at June 30, 2010, representing 2.17% of total loans (net of deferred fees), compared to 1.94% at December 31, 2009.

Total deposits at June 30, 2010 decreased to $1.85 billion from $2.03 billion at December 31, 2009, reflecting a $151 million decrease in time deposits and a $26 million decrease in money market deposit accounts due to Intervest National Bank’s planned reduction in deposit rates. Total borrowed funds and related interest payable at June 30, 2010 decreased to $99 million, from $119 million at December 31, 2009, due to the maturity and repayment of $21 million of FHLBNY borrowings. Total stockholders’ equity at June 30, 2010 decreased to $164.3 million from $214.1 million at December 31, 2009, primarily due to the net loss of $54.7 million for the period, partially offset by the private placement of 850,000 shares of Class A common stock for net proceeds of approximately $4.0 million.

At June 30, 2010, Intervest National Bank’s regulatory capital ratios were as follows: total capital to risk-weighted assets – 12.05%; Tier 1 capital to risk-weighted assets – 10.79%; and Tier 1 capital to total average assets (leverage ratio) – 7.92%. Except for the leverage ratio requirement of 9%, INB’s other two capital ratios were in excess of its current regulatory requirements of 12% and 10%, respectively. As previously disclosed in an 8-K filing, the Bank is operating under a Memorandum of Understanding (“MOU”) with its primary regulator that addresses various issues. Although progress has been made in complying with the requirements of the MOU, we understand that the OCC plans to pursue and enter into a formal agreement with the Bank, which agreement is likely to cover many of the same areas addressed in the MOU. If the Bank enters into the formal agreement, it will not be allowed to accept brokered deposits without the prior approval of the OCC and it would also be required, in the absence of a waiver from the FDIC, to maintain its deposit pricing at or below the national rates published by the FDIC, plus 75 basis points. At June 30, 2010, the Bank’s brokered deposits totaled $159.6 million (8.6% of total deposits) and the rates offered on all the Bank’s deposit products were at levels at or below the FDIC national rates plus 75 basis points.

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in regulatory policies and enforcement actions; fluctuations in interest rates; demand for loans and deposits; changes in tax laws or the availability of net operating losses, the effects of additional capital, the availability of regulatory waivers; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended June 30,		Six-Months Ended June 30,
	2010	2009	2010	2009
Selected Operating Data:
Interest and dividend income	$27,429	$30,804	$57,060	$61,483
Interest expense	16,064	20,607	33,205	41,996

Net interest and dividend income	11,365	10,197	23,855	19,487
Provision for loan losses	87,533	2,686	97,172	4,543
Provision for real estate losses	8,520	140	10,521	288
Noninterest income	518	57	1,030	130
Noninterest expenses	6,451	6,414	12,116	12,205

(Loss) earnings before income taxes	(90,621)	1,014	(94,924)	2,581
(Benefit) provision for income taxes	(39,172)	236	(40,997)	908

Net (loss) earnings before preferred dividend requirements	(51,449)	778	(53,927)	1,673
Preferred dividend requirements (1)	415	409	824	814

Net (loss) earnings available to common stockholders	$(51,864)	$369	$(54,751)	$859

Basic (loss) earnings per common share	$(6.02)	$0.04	$(6.48)	$0.10
Diluted (loss) earnings per common share	(6.02)	0.04	(6.48)	0.10
Average common shares used to calculate:
Basic (loss) earnings per common share	8,616,416	8,270,812	8,444,569	8,270,812
Diluted (loss) earnings per common share (2)	8,616,416	8,270,812	8,444,569	8,270,812
Common shares outstanding at end of period	9,120,812	8,270,812	9,120,812	8,270,812
Common stock options/warrants outstanding at end of period	1,018,122	955,712	1,018,122	955,712
Yield on interest-earning assets	5.15%	5.30%	5.23%	5.40%
Cost of funds	3.24%	3.95%	3.30%	4.12%
Net interest margin (3)	2.13%	1.75%	2.19%	1.71%
Return on average assets (annualized)	-9.19%	0.13%	-4.71%	0.14%
Return on average common equity (annualized)	-117.99%	1.64%	-59.09%	1.77%
Effective income tax rate	43.23%	23.27%	43.19%	35.18%
Efficiency ratio (4)	36%	53%	36%	53%
Total average loans outstanding	$1,539,625	$1,739,859	$1,609,827	$1,726,844
Total average securities outstanding	567,388	575,281	567,014	550,628
Total average short-term investments outstanding	29,133	16,320	24,167	16,764
Total average assets outstanding	2,240,340	2,359,924	2,287,703	2,320,792
Total average interest-bearing deposits outstanding	$1,889,007	$1,972,245	$1,924,871	$1,930,739
Total average borrowings outstanding	100,362	120,982	104,670	126,192
Total average stockholders’ equity	198,049	212,733	206,098	212,448

	At Jun 30, 2010	At Mar 31, 2010	At Dec 31, 2009	At Sep 30, 2009	At Jun 30, 2009
Selected Financial Condition Information:
Total assets	$2,164,442	$2,284,257	$2,401,204	$2,382,170	$2,380,044
Total cash and short-term investments	35,535	56,470	7,977	30,660	23,441
Total securities held to maturity	621,244	491,067	634,856	598,313	566,722
Total loans, net of unearned fees	1,395,564	1,634,140	1,686,164	1,696,064	1,746,087
Total deposits	1,852,356	1,926,772	2,029,984	2,012,995	1,995,165
Total borrowed funds and accrued interest payable	98,582	103,060	118,552	107,547	118,035
Total preferred equity	23,659	23,563	23,466	23,370	23,273
Total common equity	140,643	187,711	190,588	190,249	189,864
Common book value per share (5)	15.33	22.69	23.04	23.00	22.96
Total allowance for loan losses	$30,350	$28,300	$32,640	$31,815	$32,054
Total loan recoveries for the quarter	—	—	25	—	1,329
Total loan chargeoffs for the quarter	85,483	13,979	3,126	2,635	2,332
Total real estate chargeoffs for the quarter	11,732	—	—	—	—
Total accruing troubled debt restructured loans (6)	21,362	116,906	97,311	71,156	76,210
Total loans ninety days past due and still accruing	8,788	3,629	6,800	1,947	6,367
Total nonaccrual loans	18,927	96,248	123,877	131,742	129,784
Total real estate owned, net of valuation allowance	34,259	57,858	31,866	32,915	18,214
Allowance for loan losses/net loans	2.17%	1.73%	1.94%	1.88%	1.84%

(1)	Represents dividend requirements on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants were not dilutive for the reporting periods. Outstanding options/warrants are normally dilutive when their exercise price is above the average market price of the Class A common stock during the reporting period.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income.
(4)	Represents noninterest expenses (excluding provisions for loan and real estate losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents total common stockholders’ equity less preferred stock dividends in arrears of $0.8 million divided by the number of common shares outstanding.
(6)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Six-Months Ended June 30, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006
Balance Sheet Highlights:
Total assets	$2,164,442	$2,401,204	$2,271,833	$2,021,392	$1,971,753
Total cash and short-term investments	35,535	7,977	54,903	33,086	40,195
Total securities held to maturity	621,244	634,856	475,581	344,105	404,015
Total loans, net of unearned fees	1,395,564	1,686,164	1,705,711	1,614,032	1,490,653
Total deposits	1,852,356	2,029,984	1,864,135	1,659,174	1,588,534
Total borrowed funds and accrued interest payable	98,582	118,552	149,566	136,434	172,909
Preferred stockholder’s equity	23,659	23,466	23,080	—	—
Common stockholders’ equity	140,643	190,588	188,894	179,561	170,046
Common book value per share (1)	15.33	23.04	22.84	22.23	20.31
Market price per common share	5.50	3.28	3.99	17.22	34.41
Asset Quality Highlights
Nonaccrual loans	$18,927	$123,877	$108,610	$90,756	$3,274
Real estate owned, net of valuation allowance	34,259	31,866	9,081	—	—
Accruing troubled debt restructured loans (2)	21,362	97,311	—	—	—
Loans ninety days past due and still accruing	8,788	6,800	1,964	11,853	—
Allowance for loan losses	30,350	32,640	28,524	21,593	17,833
Allowance for loan losses/net loans	2.17%	1.94%	1.67%	1.34%	1.20%
Loan chargeoffs	99,462	8,103	4,227	—	—
Real estate chargeoffs	11,732	—	—	—	—
Loan recoveries	—	1,354	—	—	—
Statement of Operations Highlights:
Interest and dividend income	$57,060	$123,598	$128,497	$131,916	$128,605
Interest expense	33,205	81,000	90,335	89,653	78,297

Net interest and dividend income	23,855	42,598	38,162	42,263	50,308
Provision for loan losses	97,172	10,865	11,158	3,760	2,652
Provision for real estate losses	10,521	2,275	518	—	—
Noninterest income	1,030	297	5,026	8,825	6,855
Noninterest expenses	12,116	24,809	18,355	12,876	13,027

(Loss) earnings before income taxes	(94,924)	4,946	13,157	34,452	41,484
(Benefit) provision for income taxes	(40,997)	1,816	5,891	15,012	17,953

Net (loss) earnings before preferred dividend requirements	(53,927)	3,130	7,266	19,440	23,531
Preferred dividend requirements (3)	824	1,632	41	—	—

Net (loss) earnings available to common stockholders	$(54,751)	$1,498	$7,225	$19,440	$23,531

Basic (loss) earnings per common share	$(6.48)	$0.18	$0.87	$2.35	$2.98
Diluted (loss) earnings per common share	$(6.48)	$0.18	$0.87	$2.31	$2.82
Adjusted net earnings used to calculate diluted (loss) earnings per common share	$(54,751)	$1,498	$7,225	$19,484	$23,679
Average common shares used to calculate:
Basic (loss) earnings per common share	8,444,569	8,270,812	8,259,091	8,275,539	7,893,489
Diluted (loss) earnings per common share	8,444,569	8,270,812	8,267,781	8,422,017	8,401,379
Common shares outstanding	9,120,812	8,270,812	8,270,812	8,075,812	8,371,595

Net interest margin (4)	2.19%	1.83%	1.79%	2.11%	2.75%
Return on average assets	-4.71%	0.13%	0.34%	0.96%	1.28%
Return on average common equity	-59.09%	1.65%	3.94%	11.05%	15.82%
Effective income tax rate	43.19%	36.72%	44.77%	43.57%	43.28%
Efficiency ratio (5)	36%	46%	33%	24%	23%
Full-service banking offices	7	7	7	7	7

(1)	Represents total common stockholders’ equity less preferred stock dividends in arrears of $0.8 million divided by the number of common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on $25 million of 5% cumulative preferred stock and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.26% for the six-months ended June 30, 2010, 1.72% for 2009, 1.77% for 2008, 2.60% for 2007 and 3.24% for 2006.
(5)	Represents noninterest expenses (excluding provision for loan losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.